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                                                                    Exhibit 99.2

                LA JOLLA PHARMACEUTICAL COMPANY PRESENTS RESULTS
                 LINKING ANTIBODIES TO dsDNA WITH RENAL FLARES

   - FOUR POSTERS PRESENTED AT AMERICAN SOCIETY OF NEPHROLOGY ANNUAL MEETING -

SAN DIEGO, NOVEMBER 17, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) today presented analyses showing statistically significant associations between changes from baseline in levels of antibodies to double-stranded DNA (dsDNA) and the relative risk of renal flare in both the Phase 2/3 and Phase 3 clinical trials of Riquent(TM). These results, in studies of approximately 500 patients, were presented at the American Society of Nephrology Annual Meeting being held November 14-17, 2003 in San Diego, CA.

Analyses of data using Cox's Proportional Hazards Regression Model predict that a 50% reduction in antibodies to dsDNA from baseline is associated with a 52% lower risk of renal flare in the Phase 2/3 trial (p=0.0007) and a 53% lower risk in the Phase 3 trial (p<0.0001). These findings are consistent with previously released data showing that patients with sustained reductions in antibodies to dsDNA had fewer renal flares. These results will be submitted as part of the Company's planned regulatory filings regarding Riquent.

SUMMARY OF FOUR POSTER PRESENTATIONS AT THE AMERICAN SOCIETY OF NEPHROLOGY:

James Tumlin, M.D., Associate Professor of Medicine, Emory University School of Medicine, presented a poster entitled, "Efficacy Results from a Randomized Controlled Trial of LJP 394 in Systemic Lupus Erythematosus (SLE) Patients with a History of Renal Disease." The poster summarized data from the Phase 3 trial of Riquent in which 298 lupus patients with high affinity antibodies to Riquent at baseline were treated with Riquent or a placebo for up to 22 months.

Dr. Tumlin also presented a poster entitled, "Renal Flare in SLE Patients with Impaired Renal Function in a Randomized Controlled Trial of LJP 394." This poster summarized data from a subpopulation of patients in the Phase 3 and Phase 2/3 trials with impaired renal function.

Matthew Linnik, Ph.D., Chief Scientific Officer and Executive Vice President of Research at La Jolla Pharmaceutical, presented a poster entitled, "Reductions in Anti-dsDNA Antibodies and Reduced Risk of SLE Renal Flare and Major SLE Flare." This poster presented Cox regression analyses and sustained reduction analyses on data from the Phase 2/3 and Phase 3 trials.

Daniel Wallace, M.D., F.A.C.P., F.A.C.R., Clinical Chief of Rheumatology, Cedars-Sinai Medical Center, Los Angeles, and Clinical Professor, UCLA School of Medicine, presented an abstract entitled, "Safety Results from a Randomized Controlled Trial of LJP 394 in SLE Patients with a History of Renal Disease." The abstract summarized safety data from the Phase 3 trial of Riquent that showed that Riquent was well tolerated for the duration of the trial in which patients were treated for periods of up to 22 months.


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La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains, and the presentations referred to above contained, forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we plan to submit a New Drug Application ("NDA") for Riquent(TM), there is no guarantee that regulatory authorities will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent has shown that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare. Although we plan to submit an NDA for Riquent, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, may require regulatory approval, and will likely be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from


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product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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